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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of February 28, 1998 (the "Agreement"), among JAVA ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and each person or entity named in Schedule A to this Agreement (the "Sellers").

                  WHEREAS, the Purchaser, Sunbeam Corporation, a Delaware corporation of which the Purchaser is a wholly owned subsidiary ("Parent"), and Signature Brands USA, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") simultaneously with the entry into this Agreement, which provides, among other things, that the Purchaser, upon the terms and subject to the conditions thereof, make a cash tender offer (the "Offer") for all issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares") at a price of $8.25 per share, and following consummation of the Offer the Purchaser will merge with and into the Company with the Company as the surviving corporation (the "Merger") and each then outstanding Share (other than Shares held by (i) the Parent or any of its wholly owned subsidiaries, (ii) the Company or any of its wholly owned subsidiaries or (iii) any holder who perfects dissenters' rights under Delaware law) would be converted

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into the right to receive $8.25 in cash, or any higher price paid per Share in the Offer; and

                  WHEREAS, each of the Sellers wishes to sell to the Purchaser, and the Purchaser wishes to purchase from each of the Sellers, upon the terms and subject to the conditions hereinafter set forth, the number of Shares (the "Seller's Shares") set forth in Schedule A hereto opposite the name of each of the Sellers.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Sellers' Representations. Each of the Sellers severally represents and warrants to the Purchaser (a) that such Seller has the power and authority (or the capacity if an individual) to execute and deliver this Agreement, (b) that, if a corporation, partnership or other entity, this Agreement has been duly authorized by all requisite action on the part of the Seller, (c) that the Seller has duly executed and delivered this Agreement and this Agreement is a valid and binding agreement, enforceable against such Seller in accordance with its terms, (d) that neither the execution of this Agreement nor the consummation by such Seller of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Seller is a party or by which such Seller is bound and, if the Seller is a corporation, partnership or other entity, the organizational documents thereof, (e) that on the date hereof such Seller has, and at any

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Closing (as defined below) hereunder such Seller will have (without exception), good and valid title to such Seller's Shares, free and clear of all claims, liens, charges, encumbrances and security interests, restricting such Seller's ability to enter into this Agreement or perform its obligations hereunder, (f) that there are no options or rights to purchase or acquire, or agreements relating to any such rights with respect to, any of such Seller's Shares except pursuant to this Agreement, (g) that the transfer of such Seller's Shares to the Purchaser hereunder will vest in the Purchaser good and valid title to such Shares, free and clear of all claims, liens, charges, encumbrances, security interests or restrictions on voting and (h) that the number of Shares set forth in Schedule A hereto opposite the name of such Seller constitutes all of the Shares owned beneficially or of record by such Seller (other than, in the case of the Sellers listed on Schedule A other than ML-Lee Acquisition Fund, L.P., Thomas H. Lee Equity Partners, L.P. and State Street Bank and Trust Company, not individually but as trustee of the 1989 Thomas H. Lee Nominee Trust (collectively, the "Major Sellers"), for differences therefrom which are not material).

                  2. Purchaser's Representations. The Purchaser represents and warrants to each of the Sellers that (a) the Purchaser has duly authorized, executed and delivered this Agreement and this Agreement is a valid and binding agreement, enforceable against the Purchaser in accordance with its terms and
(b) the Purchaser will acquire the Shares for its own account and not with a view to or for sale in

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connection with any distribution thereof, and the Purchaser will not sell or otherwise dispose of the Shares except in compliance with, or pursuant to an exemption from registration under, the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  3. Agreement to Sell. At the Closing provided for in Section 4 of this Agreement and subject to the conditions in Section 5 of this Agreement, each of the Sellers will sell, transfer and deliver such Seller's Shares to the Purchaser (duly endorsed for transfer in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps affixed and cancelled) and the Purchaser will purchase such Seller's Shares and deliver to such Seller a certified or official bank check or checks payable to or upon the order of such Seller in immediately available funds, at a price per Share equal to $8.25 such higher per Share price as the Purchaser may have paid pursuant to the Offer. Each Seller will, upon request of the Purchaser, promptly execute and deliver all additional documents reasonably deemed by the Purchaser to be necessary, appropriate or desirable to effect, complete and evidence the sale, assignment and transfer of such Seller's Shares pursuant to this Agreement.

                  4. Closing. The closing (the "Closing") of the purchase and sale hereunder shall take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, or such other place as the

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parties may mutually agree, on the earlier to occur of (i) the first business day after the purchase of Shares by the Purchaser pursuant to the Offer or (ii) if the Offer has otherwise terminated or expired, such date (which shall be at least one business day following the date of notice) as the Purchaser may specify in writing to the Sellers. Payment for the Shares shall be in immediately available funds. Any Seller may tender such Seller's Shares pursuant to the Offer, provided, however, that until such time as such Shares are accepted for payment pursuant to the Offer, such Shares shall continue to be governed by this Agreement. If a Seller's Shares are tendered and accepted for payment pursuant to the Offer, the payment for such Seller's Shares pursuant to the Offer shall constitute the Closing of the purchase and sale of such Shares hereunder.

                  5. Conditions to Closing. (a) The obligations of the Purchaser and each of the Sellers under this Agreement shall be subject to the satisfaction at the Closing of each of the following conditions:

                                    (i)  Neither the Purchaser nor such Seller
         shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays the consummation of the transactions contemplated by this Agreement and such Closing shall not be prohibited by any rule, regulation, ruling or law.

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                                    (ii) The applicable waiting period with
         respect to such Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

                                    (iii) The representations and warranties of
         such Seller (in the case of the Purchaser) or the Purchaser (in the case of each Seller) shall be true and correct in all material respects and such Seller (in the case of the Purchaser) or the Purchaser (in the case of each Seller) shall have complied in all material respects with its covenants hereunder.

                  6. Changes in Shares. In the event of any change in the number of Shares outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend or the like, the number of Shares to be transferred to the Purchaser and the per Share payments to be made to the Sellers shall be appropriately adjusted. Each Seller's Shares shall include all Shares acquired after the date hereof by such Seller and all dividends or distributions in respect of the Seller's Shares.

                  7. Seller's Covenants. Except as provided for herein, each Seller agrees not to:

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                           (a) sell, transfer, pledge, assign or otherwise
dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of such Seller's Shares;

                           (b) grant any proxies, deposit of such Seller's
Shares into a voting trust or enter into a voting agreement with respect to any of such Shares;

                           (c) solicit, encourage, participate in or initiate
discussions or negotiations with, or provide information to, any person, other than Parent or any affiliate of Parent, concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or division of the Company; provided nothing herein shall be deemed to limit or restrict in any respect the ability of Directors of the Company who are Sellers or may be affiliated with Sellers from exercising the fiduciary duties in accordance with Section 7.6 of the Merger Agreement; or

                           (d) take any action which would make any
representation or warranty of such Seller herein untrue or incorrect.

                  8. Seller's Actions. Each Major Seller hereby agrees that at any meeting of the stockholders of the Company however called, it shall (a) vote such Seller's Shares in favor of the Merger or any other transaction contemplated by the Merger Agreement, (b) vote such Seller's Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or

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warranty or any other obligation of the Company under the Merger Agreement and

(c) vote such Seller's Shares against any action or agreement that would impede, interfere with or discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries,
(ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the management or Board of Directors of the Company (other than as contemplated by the Merger Agreement), (iv) any change in the present capitalization or dividend policy of the Company or (v) any other material change in the Company's corporate structure or business. Each Major Seller hereby grants the Purchaser as irrevocable proxy and irrevocably appoints the Purchaser or its designees, with full power of substitution, its attorney and proxy to vote all such Seller's Shares in respect of any of the matters set forth in clauses (a) through (c) of this Section and in the manner specified in such clauses, provided, however, that such proxy shall not apply to the matters set forth in clause (c)(iii) of this Section until any waiting period applicable thereto under the HSR Act shall have expired or been terminated. Such Seller acknowledges and agrees that this proxy is coupled with an interest, constitutes, among other things, an inducement for Parent and the Purchaser to enter into the Merger Agreement, is irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than the termination of this

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Agreement) and that no subsequent proxies will be given (and if given will not be effective). Any such proxy shall terminate upon the termination of this Agreement.

                  9. Legend. As soon as practicable after the execution of this Agreement, each Seller shall surrender the certificates representing such Seller's Shares to the Purchaser so that the following legend may be placed on such certificates:

                  "The shares of capital stock represented by this certificate are subject to a Stock Purchase Agreement, dated as of February 28, 1998, between [the Purchaser] and [the Seller]."

                  10. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

                  11. Brokerage Fees. Each Seller and the Purchaser, in connection with the transaction contemplated herein, severally and not jointly agrees to indem nify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate (other than, in the case of the Sellers, an affiliate which is also a Seller).


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                  12. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

                  13. Survival. Notwithstanding anything contained in Section 14(g) hereof to the contrary, none of the representations, warranties and agreements made by each of the Sellers and by the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

                  14. Miscellaneous.

                           (a) Amendment, Etc.  This Agreement may not be
modified, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                           (b) Assignment. No party to this Agreement may assign
any of its rights or obligations under this Agreement without the prior consent of the other parties except that the rights and obligations of the Purchaser may be assigned by the Purchaser to Parent or any of its other wholly owned subsidiaries but no such transfer shall relieve the Purchaser of its obligations hereunder if such transferee does not perform such obligations.

                           (c) Binding Effect. This Agreement will be binding
upon, inure to the benefit of and be enforceable by each Seller and such Seller's respective heirs, beneficiaries, executors, representatives and permitted assigns.

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                           (d) Notices. All notices, claims, requests, demands
and other communications hereunder will be in writing and will be deemed to have been duly given upon receipt as follows:

                  (a)      If to the Purchaser, to:

                           c/o Sunbeam Corporation
                           1615 South Congress Avenue
                           Delray Beach, Florida  33445
                           Attention:  General Counsel

                           with a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                               New York, New York 10022
                               Attention: Blaine V. Fogg, Esq.


                  (b) If to the Seller, to such Seller at the address set forth under his name in Schedule A;

                           with a copy to:

                               Hutchins, Wheeler & Dittmar
                               101 Federal Street
                               Boston, Massachusetts 02110
                               Attention: James Westra, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above.

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                           (e) Counterparts. This Agreement may be executed in
two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

                           (f) Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law.

                           (g) Termination. Except for Sections 9, 11, 13 and 15
hereof, this Agreement shall terminate on the earliest of (i) the purchase of Shares pursuant to the Offer, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) 12 months from the date hereof.

                  15. Sale of Shares. In the event that within 12 months following the expiration of the Offer, a Seller shall sell, transfer or otherwise commit to dispose any or all of such Shares to any party other than the Parent or an affiliate of the Parent (a "Sale") and realize a Profit (as defined below) from such Sale, then such Seller shall pay to the Parent an amount equal to the Profit. Such amount shall be paid to the Parent promptly following the receipt of proceeds by such Seller from such Sale. The term "Profit" shall mean the excess, if any, of (a) the aggregate consideration received by such Seller in connection with the Sale over (b) the

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number of Shares sold, transferred or disposed of by such Seller in connection with the Sale multiplied by the Offer Price.

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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Seller and a duly authorized officer of the Purchaser on the day and year first written above.


                                      JAVA ACQUISITION CORP.

                                      By /s/ David C. Fannin
                                         ------------------------
                                         Executive Vice President
                                         and General Counsel


                                      THOMAS H. LEE EQUITY PARTNERS, L.P.

                                      By: THL Equity Advisors
                                          Limited Partnership

                                      By: THL Equity Trust
                                          Its General Partner

                                      By /s/ Scott Schoen
                                         ---------------------
                                         Name:  Scott Schoen
                                         Title: Vice President


                                      ML-LEE ACQUISITION FUND, L.P.

                                      By: Mezzanine Investments, L.P.
                                          Its Managing General Partner

                                      By: ML Mezzanine Inc.
                                          Its General Partner

                                      By /s/ James V. Caruso
                                         -------------------------------
                                         Name:  James V. Caruso
                                         Title: Executive Vice President


                                      STATE STREET BANK AND TRUST COMPANY,
                                      not individually but as Trustee of the
                                      1989 THOMAS H. LEE NOMINEE TRUST

                                      By /s/ Gerald R. Webber
                                         ------------------------
                                         Vice President

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                                      /s/ John W. Childs
                                      --------------------------
                                          JOHN W. CHILDS

                                      /s/ David V. Harkins
                                      --------------------------
                                          DAVID V. HARKINS

                                      /s/ Thomas R. Shepherd
                                      --------------------------
                                          THOMAS R. SHEPHERD

                                      /s/ Thomas R. Shepherd
                                      ---------------------
                                          THOMAS R. SHEPHERD MONEY PURCH.

                                      /s/ Glenn H. Hutchins
                                      --------------------------
                                          GLENN H. HUTCHINS

                                      /s/ Scott A. Schoen
                                      --------------------------
                                          SCOTT A. SCHOEN

                                      /s/ C. Hunter Boll
                                      --------------------------
                                          C. HUNTER BOLL

                                      /s/ Steven G. Segal
                                      --------------------------
                                          STEVEN G. SEGAL

                                      /s/ Anthony J. Dinovi
                                      --------------------------
                                          ANTHONY J. DINOVI

                                      /s/ Thomas M. Hagerty
                                      --------------------------
                                          THOMAS M. HAGERTY

                                      /s/ Joseph I. Incandela
                                      --------------------------
                                          JOSEPH I. INCANDELA

                                      /s/ Warren C. Smith,  Jr.
                                      --------------------------
                                          WARREN C. SMITH, JR.

                                      /s/ Tina B. Smith
                                      --------------------------
                                          TINA B. SMITH




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                                      /s/ Glenn A. Hopkins
                                      --------------------------
                                          GLENN A. HOPKINS

                                      /s/ Adam L. Suttin
                                      --------------------------
                                          ADAM L. SUTTIN
                                      /s/ Seth W. Lawry
                                      --------------------------
                                          SETH W. LAWRY

                                      /s/ Wendy L. Masler
                                      --------------------------
                                          WENDY L. MASLER

                                      /s/ Todd M. Abbrecht
                                      --------------------------
                                          TODD M. ABBRECHT

                                      /s/ Charles A. Brizlus
                                      --------------------------
                                          CHARLES A. BRIZLUS



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                                   SCHEDULE A

                                                              Number of Shares
         Name and Address                                     of Common Stock
         of Seller(1)                                          of the Company
         ----------------                                     ----------------
Thomas H. Lee Equity Partners, L.P.                                    1,818,203

ML-Lee Acquisition Fund, L.P.                                          1,563,053

State Street Bank and Trust Company
Not Individually but as Trustee of the
1989 Thomas H. Lee Nominee Trust                                       1,025,566

John W. Childs                                                           191,577

David V. Harkins                                                          44,481

Thomas R. Shepherd                                                        44,607

Thomas R. Shepherd Money Purch.                                           19,611

Glenn H. Hutchins                                                         31,750

Scott A. Schoen                                                           19,136

C. Hunter Boll                                                            19,136

Steven G. Segal                                                            5,783

Anthony J. Dinovi                                                          6,298

Thomas M. Hagerty                                                          6,798

--------
  1        Address for all Sellers, until notice of change is given, is:
           c/o Thomas H. Lee Company
           75 State Street
           Boston, Massachusetts 02109

                                       A-1

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Joseph I. Incandela                                          1,398

Warren C. Smith, Jr.                                         5,814

Tina B. Smith                                                3,876

Glenn A. Hopkins                                             3,876

Adam L. Suttin                                               2,438

Seth W. Lawry                                                4,476

Wendy L. Masler                                                500

Todd M. Abbrecht                                               231

Charles A. Brizius                                             311


                                       A-2